Exhibit 5.1

SIDLEY AUSTIN LLP 1001 PAGE MILL ROAD BUILDING 1 PALO ALTO, CA 94304 +1 650 565 7000 +1 650 565 7100 FAX AMERICA • ASIA PACIFIC • EUROPE

October 22, 2024

Capricor Therapeutics, Inc.

10865 Road to the Cure

Suite 150

San Diego, CA 92121

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 2,798,507 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares may be offered and sold by the selling stockholder named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the certificate of incorporation of the Company, as amended to the date hereof, the bylaws of the Company, as amended to the date hereof and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Sidley Austin (CA) LLP is a limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Capricor Therapeutics, Inc.

October 22, 2024

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP